                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

   Filed by the Registrant /X/
   Filed by a Party other than the Registrant / /

   Check the appropriate box:
   / / Preliminary Proxy Statement         / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e) (2))
   /X/ Definitive Proxy Statement
   / / Definitive Additional Materials
   / / Soliciting Material Pursuant to rule 14a-11(c) or Rule 14a-12

                   FINANCIAL SERVICES ACQUISITION CORPORATION
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   /X/ No fee required
   / / Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

   (5)  Total fee paid:

--------------------------------------------------------------------------------

   / /  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------


   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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   (3)  Filing Party:

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   (4)  Dated Filed:

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

                  FINANCIAL SERVICES ACQUISITION CORPORATION


                                                                 April 30, 1997


Dear Stockholder:

         You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Financial Services Acquisition Corporation (the "Company"), to be held at the Company's New York City offices at Two World Trade Center, 84th Floor, on Wednesday, June 18, 1997, at 9:00 A.M. local time.

         In addition to electing a class of directors and attending to other business as described in the attached Proxy Statement, we will review the Company's results of operations for fiscal 1996 and first quarter 1997 and report on other matters of interest. There will also be an opportunity following the formal Meeting for informal questions and discussion.

         Whether or not you expect to attend the Meeting, please sign and date the enclosed proxy card and return it in the accompanying postage-paid return envelope as promptly as possible. This will not prevent you from voting by ballot or changing your proxy should you attend the Meeting and wish to vote in person or simply wish to change your vote.

         Also, please mark the appropriate space on the proxy card if you plan to attend the Meeting in person, so that we can make appropriate arrangements with security at the World Trade Center for your attendance.

         On behalf of the Board of Directors and management of Financial Services Acquisition Corporation, we thank you for your continued support and confidence in the Company.


                                                     Sincerely,

                                                     /s/ Gilbert D. Scharf
                                                     -----------------------
                                                     Gilbert D. Scharf
                                                     Chairman, President
                                                     and CEO


--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT
      PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER
                 OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.
--------------------------------------------------------------------------------


                                      FSAC

        Two World Trade Center, 84th Floor, New York, New York 10048 o
                    Tel. 212-748-7000 o Fax. 212-748-7329

                   FINANCIAL SERVICES ACQUISITION CORPORATION
                       Two World Trade Center, 84th Floor
                            New York, New York 10048

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 18, 1997

         The Annual Meeting of Stockholders of Financial Services Acquisition Corporation, a Delaware corporation (the "Company"), will be held at the Company's New York offices, Two World Trade Center, 84th Floor, New York, New York 10048, at 9:00 a.m., New York time, on Wednesday, June 18, 1997. The meeting will be held for the purpose of considering and acting upon the following matters:

    1. The election of two Class I directors to serve until the third succeeding annual meeting of stockholders;

    2. The ratification of the appointment of Price Waterhouse LLP as the Company's independent auditors for the year ending December 31, 1997;

    3. The amendment of the Company's Restated Certificate of Incorporation to change the name of the Company from "Financial Services Acquisition Corporation" to such new name as the Board of Directors determines and timely informs stockholders of prior to the meeting; and

    4. The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Information relating to the matters to be considered and voted on at the meeting is set forth in the Proxy Statement attached to this Notice. The Board of Directors has fixed the close of business on April 24, 1997, as the record date for determining stockholders of the Company entitled to notice of and to vote at the meeting. For ten days prior to (and at) the meeting, a list of stockholders entitled to vote at the meeting will be maintained at the Company's New York offices and will be subject to inspection during regular business hours by any stockholder.

         You are cordially invited to attend the meeting. However, so that your shares will be represented whether or not you plan to attend the meeting, please sign, date and promptly return the enclosed proxy card in the pre-addressed stamped envelope provided.

                                            By Order of the Board of Directors,


                                            Michael J. Scharf
                                            Secretary


New York, New York
April 30, 1997

                   FINANCIAL SERVICES ACQUISITION CORPORATION
                       Two World Trade Center, 84th Floor
                            New York, New York 10048

                          ----------------------------
                                 PROXY STATEMENT
                          ----------------------------

General

         The accompanying proxy is solicited on behalf of the Board of Directors of Financial Services Acquisition Corporation, a Delaware corporation (the "Company"), with principal executive offices at Two World Trade Center, 84th Floor, New York, New York 10048, for use at the Annual Meeting of Stockholders to be held at 9:00 a.m., New York time, on Wednesday, June 18, 1997, and at any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the foregoing Notice.

         This Proxy Statement and the accompanying Notice and proxy card are first being sent to stockholders on or about April 30, 1997. The Company's annual report to stockholders for the fiscal year ended December 31, 1996 has been integrated with the Company's annual report on Form 10-K for the same period. Accordingly, the Form 10-K is being mailed to all stockholders of record and accompanies this Proxy Statement.

Revocability of Proxies

         All stockholders are cordially invited to attend the Annual Meeting. However, so that your shares will be represented whether or not you plan to attend the Annual Meeting, please sign, date and promptly return the enclosed proxy card in the pre-addressed stamped envelope provided. You have the right to revoke your proxy at any time prior to its being voted at the Annual Meeting by
(i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company before the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although presence at the Annual Meeting without further action will not revoke a proxy).

Voting Rights

         The Board of Directors has fixed the close of business on April 24, 1997 as the record date (the "Record Date") for the Annual Meeting. Accordingly, only holders of record of Common Stock at the close of business on such date are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, 8,949,656 shares of the Common Stock, par value $.001 per share ("Common Stock"), of the Company were issued and outstanding. On all matters voted upon at the Annual Meeting, holders of shares of Common Stock vote as a single class with each record holder entitled to one vote per share. Stockholders do not have cumulative voting rights with respect to the election of directors.

Voting Procedures; Quorum

         Proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated on a returned proxy card, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors (i) "FOR" the election of the two nominees to the Board of Directors, (ii) "FOR" ratification of the appointment of Price Waterhouse LLP as the Company's independent auditors for 1997 and (iii) "FOR" approval of the amendment to the Company's Restated Certificate of Incorporation to change the Company's name. The Board of Directors is not aware of any other matter which is to come before the Annual Meeting, but if any other matter is properly presented for consideration, the persons named in the enclosed proxy card will have discretion to vote on such matter in accordance with their best judgment. So-called "street name" shares that are held of record by brokers or other nominees, in the absence of instructions or withheld authority from the beneficial owner, may be voted in the discretion of such brokers or nominees with respect to each of the three proposals set forth herein (although if any other matter properly comes before the Annual Meeting, the nature of such matter will determine whether the broker or nominee has such discretion).

         The presence in person or by properly executed proxy, of holders of a majority of outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. For purposes of determining the number of shares present in person or represented by proxy at the Annual Meeting, all votes cast "for," "against" or "abstain" are included. "Broker non-votes," which occur when brokers or other nominees are prohibited by applicable rules from exercising discretionary voting authority on a particular proposal for beneficial owners who have not provided voting instructions, are also deemed present for purposes of determining a quorum, but are not counted for the purpose of determining the vote required for approval of such proposal.

Required Votes

         Assuming the presence of a quorum at the Annual Meeting, (i) directors will be elected (Proposal 1) if they receive a plurality of the votes cast at the Annual Meeting (and, accordingly, abstentions and broker non-votes have no effect), (ii) the appointment of Price Waterhouse LLP as the Company's independent auditors (Proposal 2) will be ratified if the Proposal receives the affirmative vote of a majority of the votes cast at the Annual Meeting (and, accordingly, abstentions and broker non-votes have the same effect as a negative vote) and (iii) the amendment to the Company's Restated Certificate of Incorporation to change the Company's name (Proposal 3) will be approved if the Proposal receives the affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting (and, accordingly, abstentions and broker non-votes have the same effect as a negative vote). A "plurality" means that the director nominees who receive the greatest number of votes present or represented by proxy (up to the maximum number of two directors to be elected at the Annual Meeting) are elected as the directors.

                              ELECTION OF DIRECTORS
                         (Proposal 1 on the proxy card)

         Article SIXTH of the Company's Restated Certificate of Incorporation provides that the number of directors shall be not less than three nor more than twelve, and empowers the Company's Board of Directors to fix the exact number of directors and to fill any vacancies on the Board of Directors. Article SIXTH further provides that the Board of Directors shall be divided into three classes: Class I, Class II and Class III, with each class to consist, as nearly as possible, of one-third of the members of the Board. The Company's Board of Directors has set the number of directors at eight, with two directors in Class I and three directors in each of Classes II and III. The term of the Class I directors will expire at the Annual Meeting, the term of the Class II directors will expire at the next annual meeting of stockholders and the term of the Class III directors will expire at the second succeeding annual meeting of stockholders. Under Article SIXTH, directors elected at an annual meeting of stockholders to succeed those whose terms expire are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting of stockholders after their election.

         At the Annual Meeting, two Class I directors will be elected to hold office until the third succeeding annual meeting of stockholders or until their successors are elected and shall have qualified. James W. Stevens and Frederick
B. Whittemore have been nominated for election as Class I directors of the Company. Both directors currently are serving as Class I directors of the Company.

         Shares authorized to be voted by the proxies named in a returned proxy card will be voted "FOR" the election of Messrs. Stevens and Whittemore unless authority to do so is withheld as provided in the proxy card. The nominees have consented to serve if elected and the Board of Directors has no reason to believe that the nominees will be unable to accept the office of director, but if such contingency should arise, it is the intention of the proxies named in the proxy card to vote for such person or persons as the Board of Directors may recommend.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE TWO NOMINEES AS DIRECTORS OF THE COMPANY.

         Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below.

Class I Directors

         James W. Stevens, 60, has been a director of the Company since its August 1996 acquisition of Euro Brokers Investment Corporation ("Euro Brokers") in a merger transaction (the "Merger"), when he became the designee to the Board of Directors, pursuant to the Merger agreement, of Euro Brokers and its largest shareholder, Welsh, Carson, Anderson & Stowe VI, L.P. ("Welsh Carson"). Mr. Stevens has held various senior positions at The Prudential Insurance Company of America ("Prudential") from October 1987 through December 1994. Mr. Stevens retired from Prudential in January 1995. As an Executive Vice President of Prudential, from October 1987 to December 1994, his responsibilities included serving on the Operating Council since 1993 and serving as Chairman and Chief Executive Officer of the Prudential Asset Management Group with responsibility for global institutional money management since 1993. From April 1985 to October 1987, he was a Managing Director of Dillon Read & Co. Inc. ("Dillon Read") in its investment banking and private investment origination group. From 1974 to 1985, Mr. Stevens held several senior positions at Citicorp, including Chairman of Citicorp Venture Capital Ltd. and Group Executive of the Capital Markets Group, responsible for the Western Hemisphere merchant banking and investment management activities of Citicorp. Mr. Stevens currently serves on the boards of directors of the following companies: Biogen, Inc., Markem Corporation, MSO America, Polyfibron Technologies, Inc., Walsh International, Inc. and Prudential Equity Investors. Mr. Stevens received his B.A. degree from Williams College and his M.B.A. from New York University. He is Chairman of the Board's Audit Committee.

         Frederick B. Whittemore, 65, has been a director of the Company since its inception in 1994. Mr. Whittemore currently serves as a member of the boards of directors of Partner Re Services Ltd., Southern Pacific Petroleum, Integon Insurance and Chesapeake Energy Corporation. Since 1989, Mr. Whittemore has been an Advisory Director at Morgan Stanley & Co. ("Morgan Stanley") and he is Chairman of several of Morgan Stanley's mutual funds. Mr. Whittemore started at Morgan Stanley in 1958; he was a Partner from 1967 to 1970 and a Managing Director from 1970 until 1988. He was a senior banker in Corporate Finance, Mergers and Acquisitions and Capital Markets, and Syndicate Manager responsible for organizing and pricing all public offerings. Mr. Whittemore has also been a member of the Council of Foreign Relations since 1983 and was Chairman of the Board, Amos Tuck School of Business Administration at Dartmouth College from 1988 to June 1992. From 1977 to 1984, Mr. Whittemore was a Governor of the American Stock Exchange ("AMEX") and from 1982 to 1984 he was Vice Chairman of AMEX. Mr. Whittemore earned an A.B. degree from Dartmouth College and an M.B.A. from the Amos Tuck School of Business Administration. He is a member of the Board's Audit Committee.


Class II Directors

         Denis Martin, 47, has been a director of the Company since its inception in 1994. Since April 1997, Mr. Martin has been a management consultant for Dynanet Ltd., a real estate management company based in the Isle of Man. Beginning in June 1997, it is anticipated that Mr. Martin will become employed by the Company as its Director of Risk Management. Mr. Martin has also been a private investor since July 1993. From January 1992 to July 1993, Mr. Martin served as risk investment manager at Cragnotti & Partners Capital Investment. From January 1990 to December 1991, Mr. Martin headed the Investment Group at

BNP Securities, and from 1985 to December 1989, he was a partner in the Lazard Brothers Capital Markets Group, where he was responsible for risk management. From 1980 to 1985, Mr. Martin was a Eurobond market-maker at Morgan Stanley and, prior thereto, he was in the actuarial and investment departments at Legal and General Assurance, a major U.K. insurance company. Mr. Martin earned a B.S. degree from the University of Leicester, England.

         William B. Wigton, 50, has been a director of the Company since its August 1996 acquisition of Euro Brokers. Mr. Wigton was a founding member and has been a managing partner of Merrion Group, L.P., a broker-dealer, since its inception in 1989. He is also a managing director of and investor in Merrion Investors, L.P., a private investment fund, and in 1996 was appointed a director of Munn, Bernhard & Associates, a registered investment advisor. From 1981 to 1989, Mr. Wigton was employed at Lazard Freres & Co. and was a general partner from 1987 to 1989, with responsibility for corporate bond sales. From 1979 to 1981, Mr. Wigton was a senior vice president at Dillon Read. Prior thereto, he was associated with Morgan Stanley (1975 to 1979) and Morgan Guaranty Trust Company (1970 to 1975). Mr. Wigton received his B.A. degree from Lynchburg College. He is a member of the Board's Compensation Committee.

         Keith E. Reihl, 45, has been a director of the Company since April 1997, when he was appointed to the Board of Directors to fill the vacancy created by the resignation in November 1996 of Donald Marshall, the former CEO of Euro Brokers. Mr. Reihl also is the Chief Operating Officer and Treasurer of Euro Brokers and a number of its subsidiaries, as well as a member of such companies' respective boards of directors. Prior to being appointed Chief Operating Officer in November 1996, Mr. Reihl had served since 1983 as the Chief Financial Officer of Euro Brokers and such subsidiaries. Prior to that time, Mr. Reihl was employed for nine years by Price Waterhouse LLP, serving lastly as Senior Manager. Mr. Reihl is a Certified Public Accountant and received his BA. degree in Accounting from Elizabethtown College in 1974.


Class III Directors

         Gilbert D. Scharf, 48, has been Chairman of the Board, President and Chief Executive Officer of the Company since its inception in 1994. Since April 1993, Mr. Scharf has been Vice President, Secretary, Treasurer and a director of Niagara Corporation, a holding company with operating subsidiaries in the business of manufacturing cold drawn steel bars ("Niagara"). Since 1989, Mr. Scharf has been a private investor and Chairman of Scharf Advisors, Inc. ("Scharf Advisors"). From 1985 to January 1989, Mr. Scharf was a Managing Director of Lazard Brothers & Co. Ltd. in London, where he was responsible for establishing and managing capital market activities. From 1983 to 1985, Mr. Scharf was the General Partner of Mendez, Scharf & Co., a private investment partnership. Prior thereto, Mr. Scharf was a Managing Director at Morgan Stanley from 1978 to 1983, where he managed all corporate and international bond trading and new issue commitments and the money market department, and was co-chairman of the risk management committee. Upon consummation of the Company's acquisition of Euro Brokers, Mr. Scharf became the Vice-Chairman of Euro Brokers and is currently the Chairman, President and Chief Executive Officer of Euro Brokers, as well as of a number of its subsidiaries. Mr. Scharf earned a B.A. degree from Duke University. He is the Chairman of the Board's Executive Committee.

         Michael J. Scharf, 54, has been Vice President, Secretary, Treasurer and a director of the Company since its inception in 1994. Since April 1993, Mr. Scharf has been the Chairman of the Board, President and Chief Executive Officer of Niagara. From August 1989 to April 1994, he was a private investor. From October 1983 to August 1989, Mr. Scharf was the Chairman and Chief Executive Officer of Edgcomb Steel of New England, Inc. and its successor corporation, Edgcomb Corporation, which was, from 1984 to 1989, one of the largest independent metals service center and distribution companies in the United States. Edgcomb Corporation was sold in 1989 to a company controlled by The Blackstone Group. Mr. Scharf received an A.B. degree from Princeton University and an M.B.A. from Harvard Business School. He is a member of the Board's Executive Committee.

         Larry S. Kopp, 54, has been a director of the Company since its inception in 1994. Since November 1992, Mr. Kopp has been Managing Director of Frank Russell and Company, a pension consulting firm which currently has $600 billion under advisement and $22 billion in investment funds. From 1978 to November 1992, Mr. Kopp held several senior management positions in strategic growth areas of Citicorp, including General Manager of its bank card business and Chairman of Citicorp Insurance Services. From 1974 to 1978, Mr. Kopp was involved in venture capital transactions and was an advisor at E.M. Warburg Pincus and Company, where he served as a consultant to corporations regarding strategic planning, turnarounds, financial restructuring and sales of assets. Mr. Kopp earned B.A. and M.B.A. degrees from Stanford University. He is Chairman of the Board's Compensation Committee.


Committees, Meetings and Compensation of the Board of Directors

         During 1996, the Board of Directors met four times. All directors attended at least 75% of the meetings of the Board and Board Committees on which they serve.

         The Board of Directors has standing Executive, Audit and Compensation Committees. The Executive Committee is currently comprised of Messrs. Gilbert Scharf (Chairman) and Michael Scharf, and is authorized to exercise all powers and authority of the Board of Directors, except those reserved to the Board by law, Board resolution or the Company's Restated Certificate of Incorporation or By-laws. The Executive Committee did not meet during 1996.

         The Audit Committee is comprised of Messrs. Stevens (Chairman) and Whittemore and recommends to the Board of Directors the accounting firm to be appointed as independent accountants for the Company; reviews with the Company's management and independent accountants the Company's quarterly and annual operating results; and reviews with the Company's independent accountants the scope and results of their audit and the adequacy of the Company's internal accounting procedures and systems. The Audit Committee met once during 1996.

         The Compensation Committee is comprised of Messrs. Kopp (Chairman) and Wigton and determines the cash and non-cash compensation payable to executive officers of the Company.

The Compensation Committee also administers the Company's 1996 Stock Option Plan (the "Option Plan"). The Compensation Committee met twice during 1996.

         The members of the Board of Directors are compensated in a manner and at a rate determined from time to time by the full Board. In August 1996, each non-employee member of the Board of Directors (then consisting of Messrs. Stevens, Whittemore, Martin, Kopp and Wigton) received as compensation a one-time grant of options under the Option Plan to acquire 10,000 shares of Common Stock, exercisable at $5.00 per share, and vesting in equal 50% increments on the dates respectively six months and twelve months after the date of grant. Non-employee directors are also compensated annually in arrears (on or before the time of the Company's annual meeting, with the first such payment to be on or before the time of the Annual Meeting) at the rate of $500 for each Board or Committee meeting attended, plus reimbursement of reasonable expenses to attend.

Certain Other Relationships and Related Transactions

         In August 1994, the Company issued an aggregate of 833,333 shares of Common Stock to its six initial stockholders, consisting of Messrs. G. Scharf,
M. Scharf, Kopp, Whittemore, Martin and William D. Birch (a former director of the Company who resigned, effective as of the Merger, and was replaced by Mr. Wigton), for an aggregate price of $25,000, or $.03 per share. Pursuant to agreements entered into at the time between the holders of all such shares (the "Pre-IPO Shares") and the Company, the Pre-IPO Shares were placed in escrow for a period that will end on November 30, 1997. In addition, pursuant to such agreements, the Pre-IPO Shares (i) were required to vote with respect to any initial business combination of the Company (i.e., the Merger) in proportion to the vote of all other shares of Common Stock and (ii) were not entitled (as opposed to other shares of Common Stock, which were so entitled) either (x) to redemption rights in connection with such initial business combination or (y) to the proceeds of the liquidation of the Company that would have been required by its Certificate of Incorporation as then in effect if the Company had not been able to consummate an initial business combination such as the Merger within two years of its December 1994 initial public offering (the "IPO")). As a result of the Merger, the characteristics described above with respect to the Pre-IPO Shares, other than the escrow requirement, no longer apply. During the remaining balance of the escrow period, the beneficial owners of the Pre-IPO shares are not able to sell or otherwise transfer such shares (with certain limited exceptions), but retain full and unrestricted voting rights.

         Through August 1996, the Company paid $5,000 per month to Scharf Advisors for office space and certain office and secretarial services. In addition, Scharf Advisors received reimbursement for certain out-of-pocket expenses incurred in connection with activities on behalf of the Company. Scharf Advisors is wholly-owned by Gilbert Scharf, the Chairman, President and Chief Executive Officer of the Company. Management of the Company believes that the arrangement with Scharf Advisors was on terms at least as favorable as would have been available from an unaffiliated third party.

         On August 16, 1996, the Merger was consummated, with Euro Brokers becoming a wholly-owned subsidiary of the Company. In the Merger, former shareholders of Euro Brokers (some of whom, Welsh Carson and Messrs. Donald R.A. Marshall, Alistair H. Johnstone and Brian G. Clark, as a result became beneficial owners of more than 5% of the Common Stock, and some of whom, Messrs. Keith E. Reihl, Walter E. Dulski and Michael C. Morrison, are currently deemed executive officers of the Company) received, in exchange for each share of Euro Brokers common stock they held at the time of the Merger, consideration consisting of, after giving effect to certain adjustments and subject to certain escrow arrangements, approximately (i) 2.70 shares of Common Stock, (ii) 4.53 redeemable common stock purchase warrants of the Company ("Warrants") and (iii) $13.14 in cash.

         In connection with the Merger, the Company entered into a registration rights agreement with Welsh Carson and certain related investors, certain members of Euro Brokers management (including Messrs. Marshall, Reihl, Dulski, Johnstone and Clark) and the Company's initial stockholders (Messrs. G. Scharf,
M. Scharf, Martin, Kopp, Whittemore and Birch) providing for two demand registration rights, and certain "piggy-back" registration rights, with respect to their shares of Common Stock. The first demand may only be initiated by holders of at least a majority of the total shares of Common Stock issued in the Merger to Welsh Carson and certain related investors, but will extend to the other stockholders who are parties to the agreement. The second demand may be made by holders of a majority of the total shares of Common Stock held by all stockholders who are parties to the agreement.

         In connection with the Merger, the Company also entered into a security transfer agreement with certain of its security holders, including Welsh Carson and Messrs. G. Scharf, M. Scharf, Marshall, Reihl, Dulski, Johnstone and Clark, obligating such holders, if the Company consummates a Common Stock for Warrants exchange offer prior to November 30, 1997 (an "Exchange Offer"), to tender into the Exchange Offer at least such portion of the Warrants then held by such holder as is proportionate to the percentage of Warrants tendered by all other Warrant holders.

         Also in connection with the Merger, the Company entered into an escrow agreement pursuant to which, among other things, 10% of the shares of Common Stock issued in the Merger to former Euro Brokers stockholders (including Welsh Carson and Messrs. Marshall, Reihl, Dulski, Morrison, Johnstone and Clark) were placed in escrow to pay, among other things, indemnities, if any, that become owed to the Company under the Merger agreement. Such escrow shares are to be released, unless an adjustment remains in dispute, by August 16, 1997. Pending such release, the escrow shares are to be voted by the escrow trustee on any matter submitted to a vote of the Company's stockholders (including the

Proposals at the Annual Meeting) in proportion to the vote of all other shares of Common Stock voted with respect to such matter.

         Gilbert D. Scharf and Michael J. Scharf are brothers. There are no other family relationships among the Company's directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Set forth below is certain information concerning beneficial ownership of Common Stock (i) as of the Record Date, by (x) each director and director nominee of the Company, (y) each named executive officer (see below) of the Company and (y) all executive officers and directors of the Company as a group and (ii) based on public filings made through April 25, 1997, by persons known to the Company to be the beneficial owners of 5% or more of the outstanding shares of Common Stock.

                 Beneficial Ownership of Shares of Common Stock

                                                                                              Percentage
Name (1)                                           Number of Shares (2)(3)              Beneficially Owned (4)
--------                                           -----------------------              ----------------------
Gilbert D. Scharf (5)(6).............                   1,548,332                                16.0
Michael J. Scharf (5)(6) ............                     720,001                                 7.8
Donald R.A. Marshall (6)(7)..........                   1,428,946                                14.5
Denis Martin (5)(8)..................                      60,000                                 *
James W. Stevens.....................                      15,000                                 *
Frederick B. Whittemore (5)..........                      80,000                                 *
Larry S. Kopp (5)....................                      59,000                                 *
William B. Wigton....................                       5,000                                 *
Keith E. Reihl (6)(7)................                     363,781                                 4.0
Walter E. Dulski (6)(7)..............                     389,894                                 4.2
Roger E. Schwed......................                       --                                    --
Michael C. Morrison (7)..............                      34,310                                 *
Alistair H. Johnstone (6)(7).........                     865,864                                 9.1
Brian G. Clark (6)(7)................                     507,946                                 5.5
Welsh, Carson, Anderson & Stowe VI,
L.P. ("Welsh Carson") (6)(7).........                   6,146,242                                48.0
All executive officers and directors
as a group (11 persons)..............                   3,275,318                                30.9

---------------
*  Less than 1%

(1) The address of each stockholder, other than Welsh Carson, is c/o Financial Services Acquisition Corporation, Two World Trade Center, 84th Floor, New

      York, New York 10048. The address of Welsh Carson is 320 Park Avenue, Suite 2500, New York, New York 10022. Information with respect to Welsh Carson and its holdings is derived from its Schedule 13D with respect to the Common Stock, dated August 16, 1996, and filed with the Securities and Exchange Commission (the "SEC") on August 23, 1996.

(2) Includes shares of Common Stock issuable upon exercise of all Warrants held by each stockholder. Although the Company has two series of Warrants outstanding that are separately traded, the economic terms of both series are identical and, accordingly, ownership of each series is not distinguished herein. Each Warrant (both series) is currently exercisable at $5.00 for one share of Common Stock and expires on November 30, 2001. Beneficial ownership of Warrants is as follows: Gilbert D. Scharf - 716,666; Michael J. Scharf - 333,334;

      Donald R.A. Marshall - 895,631; Denis Martin - 10,000 (jointly with his wife); Frederick B. Whittemore - 50,000; Larry S. Kopp - 21,000; Keith E. Reihl - 228,010; Walter E. Dulski - 244,377; Michael C. Morrison - 21,505; Alistair H. Johnstone - 542,704; Brian G. Clark - 318,369; Welsh Carson - 3,852,326; and all executive officers and directors as a group - 1,624,892.

(3) Includes shares of Common Stock issuable upon exercise of stock options held by each stockholder that are currently exercisable or exercisable within 60 days ("Exercisable Options"). The exercise price for each Exercisable Option is $5.00 per share. Beneficial ownership of Exercisable Options is as follows: Denis Martin - 5,000; James W. Stevens - 5,000; Frederick B. Whittemore - 5,000; Larry S. Kopp - 5,000; William B. Wigton
      - 5,000; and all executive officers and directors as a group - 25,000.

(4) Based on 8,949,656 shares of Common Stock outstanding as of the Record Date, plus any shares issuable upon exercise of Warrants or Exercisable Options held by the stockholder (but not by any other stockholders).

(5) Certain of the shares of Common Stock indicated as owned by the stockholder are Pre-IPO Shares, held in escrow with Continental Stock Transfer & Trust Company, as escrow agent, for a period ending on November 30, 1997. During the remaining balance of such escrow period, the beneficial owners of such shares retain full and unrestricted voting rights but are not able to sell or otherwise transfer them (with certain limited exceptions). Beneficial ownership of Pre-IPO Shares is as follows:
      Gilbert D. Scharf - 498,333; Michael J. Scharf - 220,000; Mr. Martin - 40,000; Mr. Whittemore - 25,000; Mr. Kopp - 25,000; and all executive officers and directors as a group - 808,333.

(6) All Warrants held by the stockholder are subject to the terms of a security transfer agreement entered into in connection with the Merger that obligates the holder thereof, if the Company consummates an Exchange Offer, to tender into the Exchange Offer at least such portion of the

      Warrants then held by such stockholder as is proportionate to the percentage of Warrants tendered by all other Warrant holders.

(7) Includes shares of Common Stock held in escrow with the United States Trust Company of New York, as trustee, pending the making of certain post-Merger adjustments (the "Escrow Shares"). The Escrow Shares are to be released, unless an adjustment remains in dispute, by August 16, 1997. Pending such release, the Escrow Shares are to be voted by the escrow trustee on any matter submitted to a vote of the Company's stockholders in proportion to the vote of all other shares of Common Stock on such matter. Beneficial ownership of Escrow Shares is as follows: Donald R.A. Marshall
      - 53,330 Escrow Shares; Keith E. Reihl - 13,577 Escrow Shares; Walter E. Dulski - 14,552 Escrow Shares; Michael C. Morrison - 1280 Escrow Shares; Alistair H. Johnstone - 32,316 Escrow Shares; Brian G. Clark - 18,958 Escrow Shares; and WCAS VI -- 229,392 Escrow Shares.

(8) Includes 5,000 shares of Common Stock beneficially owned jointly with Mr. Martin's wife.



Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities ("10% stockholders") to file with the SEC initial reports of ownership and changes in ownership in the Company's equity securities and to furnish the Company with copies of all such forms. Based solely on its review of the copies of such forms received by it, and written representations from certain of the reporting persons that no other reports were required, the Company believes that all such Section 16(a) filing requirements applicable to its directors, officers and 10% stockholders with respect to the Company's fiscal year ending December 31, 1996 and its prior fiscal years were complied with on a timely basis, except that one director, Mr. Whittemore, reported late on a Form 5 a single acquisition of Warrants of the Company that should have earlier been reported on a Form 4.

                        EXECUTIVE OFFICERS OF THE COMPANY

         Set forth below is certain information with respect to each of the executive officers of the Company who is not also a director or director nominee of the Company.

         Walter E. Dulski, 56, became an Executive Vice President of Euro Brokers and a number of its subsidiaries in 1997. Prior thereto, Mr. Dulski had been a Senior Vice President of Euro Brokers and such subsidiaries since 1979. Mr. Dulski is also a director of Euro Brokers Inc. and a number of other Euro Brokers subsidiaries. Mr. Dulski was a member of the American Stock Exchange from 1977 to 1984. Mr. Dulski received his B.S. degree in Economics from

Villanova University in 1963.

         Roger E. Schwed, 39, has been Vice President, General Counsel and Assistant Secretary of the Company since October 1996. Mr. Schwed is also Executive Vice President, General Counsel and Secretary of Euro Brokers and Executive Vice President and Secretary of a number of Euro Brokers subsidiaries. Prior to joining the Company, from March 1995 to September 1996, Mr. Schwed was Counsel at the law firm Skadden, Arps, Slate, Meagher & Flom LLP in New York, and, from October 1987 to February 1995, an associate at the law firm Cleary Gottlieb, Steen & Hamilton. Mr. Schwed received an A.B. degree from Princeton University in 1979 and a J.D. degree from Columbia University School of Law in 1986.

         Michael C. Morrison, 38, has been the Chief Operating Officer of the Company's Euro Brokers London operations since November 1996. Mr. Morrison also is, and has been since 1987, the Chief Financial Officer and Secretary of such operations and a member of the boards of directors of the companies comprising such operations. Prior to that time, Mr. Morrison was employed for five years with Price Waterhouse in London, serving lastly as Audit Manager. Mr. Morrison is a Chartered Accountant and graduated Ardingly College in 1976, receiving his Diploma in Accountancy from City of London Polytechnic in 1977.


                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

         The following table summarizes compensation paid by the Company and its subsidiaries, during each of the last three fiscal years, to its Chief Executive Officer, its four remaining most highly compensated executive officers as of December 31, 1996, and Donald Marshall, the former CEO of Euro Brokers who resigned in November 1996 (collectively, the "Named Executive Officers").

          Summary Compensation Table and Long-Term Compensation Awards

                                                                                    Long Term
                                                Annual Compensation                Compensation
          Name and              Fiscal                                         Securities Underlying         All Other
     Principal Position          Year         Salary           Bonus           Options (# of shares)       Compensation(1)
     ------------------         ------        ------           -----           ---------------------       ---------------
Gilbert D. Scharf,               1996       $ 168,750         $  --                  250,000                  $ --
  Chairman of the                1995           --               --                     --                      --
  Board, President               1994           --               --                     --                      (3)
  and Chief Executive
  Officer (2)

Keith E. Reihl,                  1996         281,250          50,000                 100,000                   6,419
  Chief Operating Officer        1995         270,000          90,000                   --                      6,293

  of Euro Brokers                1994         293,750            --                     --                      6,302

Walter E. Dulski,                1996         270,000          75,000                  30,000                   3,673
  Executive Vice President       1995         270,000            --                     --                      3,673
  of Euro Brokers                1994         293,750            --                     --                      3,805

Roger E. Schwed,                 1996          62,500          25,000                  50,000                   1,780
  Vice President and
  General Counsel (4)

Michael C. Morrison,             1996        157,300          133,705                  50,000                     382
  Chief Operating Officer        1995        158,140           95,951                   --                        432
  of Euro Brokers                1994        140,947          104,704                   --                        424
  London operations (5)

Donald R.A. Marshall,            1996        450,000           50,000                 150,000                  14,883
  Former Chief Executive         1995        450,000          100,000                   --                     14,607
  Officer of Euro Brokers        1994        446,833             --                     --                     14,673
  (6)

(1)    Amounts, for each of Messrs. Reihl, Dulski and Marshall, are comprised of
       (i) annual premiums ranging from $612 to $1,861 paid by Euro Brokers Inc. on travel accident insurance policies providing coverage of $2.5 million for Mr. Marshall and $1 million for each of Messrs. Reihl and Dulski and
       (ii) annual premiums ranging from $1,281 to $11,574 paid by Euro Brokers Inc. on long-term disability policies currently providing for, in the event of disability, monthly payments for life to Mr. Marshall of $13,500 and to Mr. Reihl of $6,900 and monthly payments for two years to Mr. Dulski of $3,000. Amounts also include (x) for such persons and Mr. Schwed, $1,000 contributions annually to the Euro Brokers Inc. 401(k) Savings Plan and (y) for all Named Executive Officers, other than Mr. Morrison, annual premiums of $780 paid by Euro Brokers Inc. on life insurance policies providing coverage for such officers of two times the prior year's reported Form W-2 earnings (or base salary and guaranteed bonus, if higher), up to a maximum coverage of $500,000. Amounts for Mr. Morrison are comprised of pro rated annual premiums paid by Euro Brokers London operations on a group life insurance policy providing coverage for Mr. Morrison of four times his base salary. Certain perquisites and other personal benefits that aggregate in each case to less than 10% of the Named Executive Officer's annual salary and bonus have been omitted pursuant to item 402(b)(1)(iii)(C)(1) of Regulation S-K.

(2) Mr. Scharf did not draw a salary from the Company prior to the date of the Merger (August 16, 1996). His compensation disclosed for 1996 relates only to the partial year following the Merger (reflecting an annual base salary of $450,000).

(3) In August 1994 Mr. Scharf was issued 498,333 Pre-IPO Shares at $.03 per share that, as discussed above, were subject to certain restrictions,

       including having no value if the Company were forced to liquidate by its inability to consummate an initial business combination within two years of its December 1994 IPO. In the IPO, each unit offered for sale to the public (consisting of one share of Common Stock and two Warrants) was priced at $6.00.

(4) Mr. Schwed did not join the Company until October 1, 1996. His compensation disclosed for 1996 relates only to a partial year (reflecting an annual base salary, inclusive of guaranteed bonus, of $250,000). Mr. Schwed's option grants include 25,000 options granted in February 1997, but relating to fiscal year 1996.

(5) All amounts for Mr. Morrison reflect the U.S. Dollar equivalent of amounts actually paid in Pounds Sterling, using average U.S. Dollar/Pounds Sterling exchange rates of 1.5730, 1.5814 and 1.5376 for 1996, 1995 and 1994, respectively.

(6) Mr. Marshall resigned as a director of the Company, and as Chief Executive Officer of Euro Brokers and a number of its subsidiaries, in November 1996. He will continue to be paid by the Company in his remaining capacity as a consultant, at an annual compensation rate of $450,000, through November 22, 1999.



Stock Option Grant Table

         The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 31, 1996 to each of the Named Executive Officers.

                                      Stock Option Grants in Last Fiscal Year

                                                                                      Potential Realizable Value
                                                                                      at Assumed Annual Rates of
                          Number of      Percentage of                                 Stock Price Appreciation
                          Securities     Total Options                      Option               for
                          Underlying       Granted to       Exercise         Term          Option Term (2)(3)
                           Options        Employees in      Price Per     Expiration       ------------------
         Name             Granted(1)      Fiscal Year         Share          Date            5%           10%
         ----             ----------      -----------         -----          ----       ------------------------
Gilbert Scharf (4)          150,000          11.7             $ 5.00        8/26/06      $ 471,671     $1,195,307

                            100,000           7.8               5.50        8/26/01         88,141        255,255

Keith Reihl                 100,000           7.8               5.00        8/26/06        314,447        796,871

Walter Dulski                30,000           2.3               5.00        8/26/06         94,334        239,061

Roger Schwed (5)             25,000           1.9             5.1875        9/30/06         81,560        206,688

                             25,000           1.9             4.8125        2/03/07         42,577        139,062


Michael Morrison             50,000           3.9               5.00        8/26/06        157,224        398,436

Donald Marshall (6)          90,000           7.0               5.00        2/22/00         77,443        163,924

                             60,000           4.7               5.50        2/22/00         21,629         79,283

(1) All options are grants under the Option Plan to acquire shares of Common Stock and, except as noted below, are incentive stock options ("ISOs") granted on August 27, 1996 at an exercise price of $5.00, which was the fair market value of the Common Stock on the date of grant (as determined under the Option Plan), and vest in equal 20% increments on each of the first through fifth anniversaries of the date of grant. Upon the occurrence of a "Change in Control" (as defined in the Option Plan), all outstanding options that are not then exercisable will become immediately exercisable.

(2) These amounts reflect the difference obtained by subtracting (i) the product of the option's exercise price per share of Common Stock and the total number of shares of Common Stock underlying the option from (ii) the stated rate of interest (5% or 10%) applied, on a compounded basis over the term of the option, to the product of the fair market value of a share of Common Stock on the option grant date and the total number of shares of Common Stock underlying the option.

(3) These amounts represent certain assumed rates of appreciation only, in accordance with SEC rules. Actual gains, if any, on stock option exercises are dependent upon the future market performance of the Common Stock and the date(s) on which the options are exercised, and may be significantly greater or less than the amounts reflected in the table.

(4) Mr. Scharf's options consist of 100,000 ISOs and 150,000 non-qualified stock options. Mr. Scharf's ISOs were granted at an exercise price of $5.50, or 110% of fair market value of the Common Stock on the date of grant, and vest in equal 20% increments on each of the first through fourth anniversaries of the date of grant and on January 1, 2001.

(5) Mr. Schwed's options consist of 25,000 that were granted on October 1, 1996, at an exercise price $5.1875, which was the then-prevailing fair market value of the Common Stock, and 25,000 that were granted on February 4, 1997 (relating to fiscal year 1996), at an exercise price of $4.8125, which was above the then-prevailing $4.00 fair market value of the Common Stock.

(6) Mr. Marshall's options consist of 60,000 ISOs and 90,000 non-qualified stock options. Mr. Marshall's ISOs were granted at an exercise price of $5.50, or 110% of the fair market value of the Common Stock on the date of grant. All of Mr. Marshall's options vest in equal one-third increments on November 22 of each of 1997, 1998 and 1999.


Option Exercises and Fiscal Year End Values

         The Company's Option Plan was implemented in August 1996 and, accordingly, at the Company's December 31, 1996 fiscal-year end, the number of options held by each Named Executive Officer was the same as the total number granted to him in fiscal year 1996 (as set forth in the table above). At December 31, 1996, none of the options granted in 1996 to any of the Named Executive Officers was exercisable (and, accordingly, none had been exercised). In addition, based on the December 31, 1996 closing sale price for the Common Stock of $3-1/16 per share, none of such options were "in-the-money" (i.e., none had an exercise price below such closing sale price).

Employment Agreements

         Each of the Named Executive Officers has an employment agreement with the Company or one of its subsidiaries, except for Mr. Marshall, who has a consulting agreement. Each of Mr. Scharf's and Mr. Reihl's agreements (respectively with the Company and Euro Brokers) became effective August 16, 1996, for initial three-year terms, with annual, automatic one-year extensions beginning on the second anniversary of the effective date unless either party gives notice of non-renewal on or prior to such anniversary. These agreements provide Mr. Scharf and Mr. Reihl with minimum annual base salaries of $450,000 and $300,000, respectively, as from time-to-time reviewed and increased by the employer's board of directors. Each agreement provides for annual bonuses that will be determined by the board, but only if the book value per share of Common Stock increases during the applicable period or in accordance with any annual incentive plan adopted by the employer, and for participation in current and future employee benefit plans. If the executive's employment is terminated by death, by the employer for "Cause" (as defined in such agreements) or by the executive other than for "Good Reason" (as defined in such agreements), he will be entitled to no further payments under his agreement. If the executive's employment is terminated for "Disability" (as defined in such agreements), he will be entitled to an additional six months of base salary, followed by such benefits as are provided under any applicable disability plan. If the executive's employment is terminated by the employer without "Cause" or by the executive for "Good Reason," the executive will be entitled to (i) continuation of base salary to the end of the employment term or, if longer, for one year (a "Salary Continuation Period"), and (ii) continuation of coverage under all health, medical and life insurance benefit plans for the longer of one year and the remainder of the employment term or, if earlier, until the executive is re-employed and is entitled to similar benefits from his new employer. Under the agreements, the executive is subject to certain confidentiality obligations and, during any Salary Continuation Period or, if the executive's employment is terminated by the employer for "Cause" or by the executive other than for "Good Reason," during the one-year period following any such termination (the "Non-Compete Period"), is obliged not to engage in certain competitive businesses (in consideration of the employer continuing to pay the executive at a rate equal to one-half of his base salary), not to solicit employees of the employer (or its subsidiaries) to work in such competitive businesses and not to solicit customers of the employer (or its subsidiaries) for such competitive businesses.

         Mr. Schwed's employment agreement is with the Company and is similar to the ones described above, except that (i) it has a two-year initial term from an effective date of October 1, 1996 (with annual, automatic one-year extensions beginning on the first anniversary of the effective date unless either party gives notice of non-renewal on or prior to such anniversary), (ii) it provides for a minimum annual base salary (inclusive of minimum annual bonus) of $250,000, (iii) it does not require an increase in the Company's per share book value for the payment of discretionary bonuses, (iv) it permits unilateral termination by the executive upon 60 days prior written notice, (v) the continuation of base salary after a termination by the employer without "Cause" or by the executive for "Good Reason" will terminate to the extent the executive is re-employed and is entitled to similar base salary from his new employer and
(vi) the Non-Compete Period is six months, with the employer having the choice to enforce executive's covenant not to engage in certain competitive businesses during such time by continuing to pay the executive at a rate equal to his base salary and minimum bonus.

         Mr Dulski's employment agreement is with Euro Brokers Inc. and has a term that began on September 1, 1996 and ends on June 30, 1999, subject to automatically continuing past such termination date unless and until either party gives the other not less than six months prior written notice of termination expiring on or after such termination date. Under the agreement, Mr. Dulksi's base salary is $270,000, and he is entitled to be considered for discretionary semi-annual bonuses. Upon the executive's death or termination of the executive's employment unilaterally by the executive or by the employer for "Cause" (as defined in the agreement), he is entitled to no further payments under the agreement. The agreement provides for certain confidentiality obligations, a six-month post-termination non-competition period with respect to not engaging in certain competitive businesses or soliciting clients of the employer (in consideration of the continuance of the executive's base salary during such period), and a one-year post-termination period with respect to non-solicitation of employees.

         Mr. Morrison's employment agreement is with Euro Brokers International Limited and had a fixed term that began on June 1, 1994 and ended on May 31, 1996, and an automatic rolling term that continues past such termination date unless and until either party gives the other not less than six months prior written notice of termination. Under the agreement, Mr. Morrison's base salary is (pound)100,000, and he is entitled to be considered for discretionary semi-annual bonuses. The agreement provides for certain confidentiality obligations, a six-month non-competition period (running from the earlier of the date a termination notice is given and the date the executive's employment is terminated) with respect to not engaging in certain competitive businesses or soliciting clients of the employer, and a one-year period (running from the same date) with respect to non-solicitation of employees.

         Mr. Marshall's consulting agreement is with Euro Brokers and has a fixed term that began on November 23, 1996 and ends on November 22, 1999. During the term of the agreement, Mr. Marshall receives annual compensation of $450,000, reimbursement of certain expenses and continued coverage under certain life, medical, accident and disability insurance plans. Following the term, the agreement provides for the continuance for certain defined periods of certain of the expense reimbursement provisions and, subject to certain availability and cost limits, Mr. Marshall's medical insurance coverage. During the first year of the term, the Company is obligated to use its reasonable best efforts to arrange for the private sale or sales, at mutually agreed prices, of up to 50% of the shares of Common Stock owned by Mr. Marshall. During the first two years of the term, Mr. Marshall is obligated not to engage in certain competitive businesses. During all three years of the term, Mr. Marshall is also obligated not to solicit any clients of Euro Brokers (or its subsidiaries) for such competitive businesses and not to solicit any employees of Euro Brokers (or its subsidiaries) or assist any such competitive businesses to hire such employees. Certain provisions in the agreement relating to the right of Euro Brokers to purchase shares of Common Stock held by Mr. Marshall using the proceeds of a key man life insurance policy with respect to Mr. Marshall are, with the lapsing of such policy in March 1997, no longer of any effect.


                                PERFORMANCE GRAPH

         The following graph compares cumulative total return of the Common Stock with the cumulative total return of (i) the Standard & Poor's Midcap 400 Index (the "S&P Index"), (ii) a new industry peer group index comprised of seven other publicly-traded financial companies (the "Peer Group Index") and (iii) an old peer group index consisting of ten publicly-traded "Specified Purpose Acquisition Companies"(R) (the "SPAC Index"). The graph assumes $100 was invested on December 7, 1994 (the day the Common Stock was first traded on the OTC Bulletin Board) in shares of Common Stock, stocks comprising the S&P Index, stocks comprising the Peer Group Index and stocks comprising the SPAC Index, and the reinvestment of all dividends.

         The companies comprising the Peer Group Index are publicly-traded financial companies that either (i) are, or have a subsidiary that is, an inter-dealer broker (these companies are: Exco plc and Trio Holdings PLC) or
(ii) are, or have subsidiaries that are, broker-brokers, share the Company's SIC code and have a market capitalization within a certain range of the Company's (these companies are: First Albany Companies, Inc., Kinnard Investments, Inc., Rodman & Renshaw Capital Group, Inc., Hoenig Group Inc. and Stifel Financial
Corp). The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average. Market prices, dividends and capitalization for the two companies (Exco and Trio) traded on the London Stock Exchange have been converted to U.S. Dollars at a rate of 1.5376.


         Prior to the Merger, the Company had used the SPAC Index because it at such time shared in common with the companies comprising such index certain unique business purposes and investor-protection features. Because the Company no longer has such purposes and features, the Company believes use of the new Peer Group Index is more appropriate. Although the Company will not be using the SPAC Index in the future, it is an SEC requirement to include an old index for comparative purposes in the first performance graph that changes from such old index to a new index. The companies comprising the SPAC Index are: HDS Corporation, Concord Health Group, Inc., SourceMedia, Inc., Niagara Corporation, Bogen Communications, Zydeco Energy, Inc., Kellstrom Industries, Restructuring Acquisition Corporation, Production Systems Acquisition Corporation and Silver Diner, Inc.

            Comparison of Cumulative Total Return of the Company (1)


                                   [GRAPH]


  1) The comparisons in the performance graph above (and the table below) are set forth in response to SEC disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of the Common Stock (or of any of the indices or the companies comprising them).

                         12/7/94  12/31/94  12/31/95  12/31/96
                         -------  --------  --------  --------
    S&P Index            100.00    100.00    128.08    151.10

    FSAC                 100.00    100.00    102.78     68.05

    Peer Group Index     100.00    103.37     76.77    104.51

    SPAC Index           100.00     98.77    104.09    120.76


                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors, formed in August 1996 after the Merger, is comprised of Messrs. Larry S. Kopp (Chairman) and William B. Wigton, each of whom is an independent outside director and a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act. There are no "interlocks," as defined by the SEC with respect to any director who serves or for any part of fiscal year 1996 served as a member of the Compensation Committee.

General


         The Compensation Committee is responsible for determining the compensation of the Company's executive officers, including the Chief Executive Officer and the other Named Executive Officers, and also is charged with administering the Company's Option Plan, which was adopted and approved by the Company's stockholders in connection with the Merger. The Committee is also in the process of reviewing all of the Company's existing compensation and benefit plans and programs with the goal of revising existing and/or adding new plans and programs, if and to the extent necessary, in order to enhance the Company's long-term profitability by attracting, motivating and retaining high-quality executives and aligning their individual interests with the long-term interests of the Company and its stockholders.

         Currently, the Compensation Committee's objectives are implemented through compensation packages for executive officers comprised of three major components - base salary, annual bonus and stock option awards. In considering and determining (or, in certain instances, recommending to the full Board) these components, the Committee will for the relevant compensation period, among other things, review the Company's performance, looking at factors such as its earnings per share, any increase/decrease in its book value and its financial and other performance (both compared to prior periods and other financial companies or industry competitors), review the individual executive's performance in light of his or her duties (both objectively and subjectively), and receive the recommendations of the Chief Executive Officer. The Committee also takes into account the salary and bonus provisions in existing employment agreements with certain of the Company's executives. In making compensation decisions (or recommendations to the full Board), the Committee exercises its discretion and judgment based on the foregoing and other criteria, without applying a specific formula to determine the weight of each factor considered. The Committee also considers equity and fairness when comparing compensation packages among the Company's executives, in an effort to maintain consistency throughout the executive compensation program.

         Prior to the Merger, the Company did not pay compensation to any of its officers, who consisted solely of Messrs. Gilbert Scharf and Michael Scharf. In connection with the Merger, Mr. G. Scharf entered into a three-year employment agreement with the Company, effective only from and after the Merger, providing for an annual base salary of $450,000 and, if the book value of the Company has increased over the relevant period, discretionary annual bonuses (this agreement is described in further detail above - see "Employment Agreements"). The terms of this agreement were negotiated prior to the Merger by Mr. G. Scharf with Euro Brokers, Welsh Carson and their respective counsel, and were not reviewed, negotiated or set by the Compensation Committee.

         Prior to the Merger, compensation paid by Euro Brokers to its officers was set either by Mr. Marshall, who was then the Chairman, Chief Executive Officer and President of Euro Brokers, and/or by the Board of Directors of Euro Brokers. Euro Brokers did not have a separate compensation committee.


CEO Fiscal 1996 Compensation

         In reviewing and establishing Mr. Gilbert Scharf's cash compensation in 1996, the Compensation Committee determined, reflective of Mr. Scharf's own recommendation, not to increase the base salary provided for in his employment agreement or to pay any cash bonus. In making this determination, the Committee considered (i) the Company's post-Merger financial performance, including the need for substantial write-offs in connection with management and operational changes in the last quarter of 1996, (ii) the brevity of Mr. Scharf's tenure at the head of the post-Merger entity and (iii) the difficult operating environment encountered by most inter-dealer brokers during this period.

          In reviewing and establishing Mr. Gilbert Scharf's non-cash compensation in 1996, the Compensation Committee determined to grant Mr. Scharf 250,000 stock options under the Option Plan, 100,000 of which were incentive stock options granted at an exercise price equal to 110% of the fair market value of the underlying Common Stock on the date of grant (vesting in equal 20% increments on each of the first through fourth anniversaries of the date of grant and on January 1, 2001) and 150,000 of which were non-qualified stock options granted at an exercise price equal to the fair market value of the underlying Common Stock on the date of grant (vesting in equal 20% increments on each of the first through fifth anniversaries of the date of grant). In making this determination, the Committee considered (i) Mr. Scharf's long-term contributions to the Company and, in particular, his successful shepherding of the Company through its acquisition of Euro Brokers, (ii) the fact that he had served as the Company's Chairman, Chief Executive Officer and President without cash compensation for over two years, and (iii) the non-cash compensation levels and equity holdings of Euro Brokers employees.

Tax Considerations

         Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to its chief executive officer and four remaining most highly compensated executive officers in a taxable year. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders. Compensation attributable to the Option Plan has been designed to be, and should qualify as, "performance-based" under Section 162(m).

         The Compensation Committee does not presently expect total compensation payable to any individual Named Executive Officer to exceed the $1 million taxable year limit. The Committee will continue to monitor the compensation levels potentially payable under the Company's compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with the Company's compensation philosophy and the Company's strategic goals and best interests.

                                                Compensation Committee



                                                Larry S. Kopp, Chairman
                                                William B. Wigton



                     RATIFICATION OF APPOINTMENT OF AUDITORS
                         (Proposal 2 on the proxy card)

         Subject to stockholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed Price Waterhouse LLP ("Price Waterhouse") as the Company's independent auditors for the fiscal year ending December 31, 1997. Price Waterhouse has acted as the independent auditors for the Company's Euro Brokers group of subsidiaries since the organization of Euro Brokers in 1986 (and for the predecessor business of Euro Brokers prior to that time). For the fiscal year ended December 31, 1996, Price Waterhouse audited the Company's consolidated financial statements, consulted in the preparation of the Company's Annual Report on Form 10-K and provided assistance to Company personnel on accounting, tax and related matters. As noted above, certain executive officers of the Company, prior to their employment by the Company, were employees of Price Waterhouse.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCK-HOLDERS RATIFY SUCH APPOINTMENT. If no instructions are provided, shares authorized to be voted by the proxies named in a returned proxy card will be voted "FOR" the ratification of Price Waterhouse as the Company's independent auditors for 1997.

         Representatives of Price Waterhouse are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions from stockholders.

         The following disclosure is required by Item 304 of Regulation S-K under the Exchange Act. Similar disclosure has previously been made in the Company's Amendment No. 1 to its Current Report on Form 8-K/A, dated December 2, 1996 and filed with the SEC on December 16, 1996.

         On December 2, 1996, the Company engaged Price Waterhouse as its independent accountant and dismissed BDO Seidman, LLP ("BDO Seidman") as such independent accountant. The change related to the Company's acquisition of Euro Brokers in the Merger that was consummated on August 16, 1996. Price Waterhouse, as noted above, had acted as the independent accountant for Euro Brokers for many years, and Euro Brokers and its subsidiaries comprise substantially all of the Company's business and assets. As a result, management of the Company believed Price Waterhouse was better positioned, following the Merger, to act as its independent accountant.

         The Board of Directors of the Company, including both members of the Board's Audit Committee, approved the change in accountants at a special meeting of the Board of Directors held on November 27, 1996. The engagement of Price

Waterhouse and the dismissal of BDO Seidman occurred on December 2, 1996.

         During the period from August 18, 1994 (inception of the Company) to December 31, 1994, the year ended December 31, 1995 and the subsequent interim period up to December 2, 1996, (i) there were no disagreements between the Company and BDO Seidman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of BDO Seidman, would have caused BDO Seidman to make reference to the subject matter of the disagreement(s) in connection with its report, and (ii) BDO Seidman has not advised the Company of any reportable events described in paragraphs (A) through
(D) of Item 304(a)(1)(v) of Regulation S-K. The report of BDO Seidman on the financial statements of the Company for the year ended December 31, 1995 and the period from August 18, 1994 (inception) to December 31, 1994 did not contain any adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

         Pursuant to the requirements of Regulation S-K, the Company has provided each of Price Waterhouse and BDO Seidman with a copy of the above statements relating to the change in accountants and an opportunity to furnish the Company with a brief statement, to be included herein, if either accountant believes any of such statements are incorrect or incomplete. Each of Price Waterhouse and BDO Seidman has orally indicated to the Company that it does not believe any such incorrectness or incompleteness exists and, accordingly, neither will be furnishing such a statement.

                              NAME CHANGE AMENDMENT
                         (Proposal 3 on the proxy card)

         The Board of Directors has unanimously adopted a resolution declaring the advisability of amending Article FIRST of the Company's Restated Certificate of Incorporation to change the Company's name from "Financial Services Acquisition Corporation" to such new name as the Board of Directors determines and timely informs stockholders of prior to the Annual Meeting (the "Name Change Amendment").

         The Board of Directors is still in the process of sorting through a number of new name possibilities, which process includes reviewing the availability of each such name for use under corporate, trademark and other intellectual property laws in each jurisdiction where the Company does business. Accordingly, the Board does not expect to make a final decision as to a new name until mid- to late- May. Once the new name is selected, all stockholders of record as of the Record Date will be informed thereof by a supplement to this Proxy Statement (which will be mailed no later than June 6, 1997) and will thereby be afforded an opportunity, if they so desire, to change their vote (or to render their initial vote) on this Proposal.

         The Board of Directors believes that a name change will be advantageous to the Company and its stockholders. The name "Financial Services Acquisition Corporation" was derived from the Company's original status as a SPAC(R), an entity with certain unique business purposes and investor-protection features. Upon the Company's acquisition of Euro Brokers on August 16, 1996, such purposes and features generally ceased to apply. The Board of Directors accordingly believes it is appropriate to have a name less-associated with such no-longer applicable purposes and features and more associated with the Company's existing and anticipated future businesses.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED NAME CHANGE AMENDMENT. If no instructions are provided, shares authorized to be voted by the proxies named in a returned proxy card will be voted "FOR" the Name Change Amendment.

         If sufficient proxy cards voting "FOR" the proposed Name Change Amendment are received prior the Annual Meeting, a Certificate of Amendment to the Company's Restated Certificate of Incorporation, approved by the Board and specifying the new name determined by the Board, will be approved at the Annual Meeting by the proxies named in the proxy cards and will be filed with the office of the Secretary of State of Delaware as promptly as practicable thereafter. The name change will become effective upon such filing.

         Any change in the Company's name will not affect the validity or transferability of stock certificates presently outstanding or the listing of the Company's securities on the Nasdaq National Market (although it is anticipated that the Company will adopt a new Nasdaq trading symbol, of which stockholders will be informed at the same time as they are informed of the new name). Stockholders will not be required to surrender for exchange any stock certificates presently held by them.

Form 10-K and Exhibits

         THE COMPANY'S ANNUAL REPORT ON FORM 10-K IS BEING MAILED TO ALL STOCKHOLDERS OF RECORD AND ACCOMPANIES THIS PROXY STATEMENT. STOCKHOLDERS OF RECORD WHO SO DESIRE MAY OBTAIN COPIES OF ANY EXHIBIT TO THE FORM 10-K BY WRITING TO FINANCIAL SERVICES ACQUISITION CORPORATION (ATTENTION OF THE SECRETARY), TWO WORLD TRADE CENTER, 84TH FLOOR, NEW YORK, NEW YORK 10048 AND SPECIFYING (I) THAT THEY WERE A STOCKHOLDER OF RECORD AS OF APRIL 24, 1997, (II) THE EXHIBIT OR EXHIBITS DESIRED AND (III) THEIR AGREEMENT TO REIMBURSE THE COMPANY FOR ITS REASONABLE COSTS OF COPYING AND MAILING SUCH EXHIBIT(S).

Solicitation of Proxies

         The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers and employees of the Company, personally or by telephone or telegram. Proxy cards and materials also will be distributed to beneficial owners of shares of Common Stock through brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their reasonable charges and expenses. If the Company determines further solicitation of proxies is necessary, Continental Stock & Transfer Trust Company has agreed that it will act as proxy solicitor for a fee of $1,000.


Stockholder Proposals

         Recommendations for nominees to be elected to the Board of Directors and proposals of stockholders intended to be presented at the next annual meeting must be submitted in writing to Financial Services Acquisition Corporation (attention of the Secretary), Two World Trade Center, 84th Floor, New York, New York 10048. Stockholder proposals must be received by the Secretary no later than January 1, 1998 in order to be included in next year's proxy statement and proxy card.

Other Matters

         The Board of Directors is not aware of any other matter which is to come before the Annual Meeting, but if any other matter is properly presented for consideration, the persons named in the enclosed proxy card will have discretion to vote on such matter in accordance with their best judgment.

                                By Order of the Board of Directors,


                                Michael J. Scharf
                                Secretary


April 30, 1997

                   FINANCIAL SERVICES ACQUISITION CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 OF FINANCIAL SERVICES ACQUISITION CORPORATION
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 1997

The undersigned hereby appoints Gilbert D. Scharf, Michael J. Scharf and Roger
E. Schwed, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of common stock, par value $.001 per share, of Financial Services Acquisition Corporation (the "Company"), held of record by the undersigned on April 24, 1997, at the Annual Meeting of Stockholders of the Company, to be held on June 18, 1997 at 9:00 A.M. local time, and at any and all adjournments or postponements thereof (the "Annual Meeting"), upon the matters set forth below and described in the accompanying Proxy Statement and upon such other business as may properly come before the Annual Meeting. The undersigned hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement. Any and all proxies heretofore given by the undersigned are hereby revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE PROPOSALS. IF ANY OTHER BUSINESS PROPERLY COMES BEFORE THE ANNUAL MEETING, THE PROXIES WILL HAVE DISCRETIONARY AUTHORITY TO VOTE THIS PROXY WITH RESPECT THERETO IN ACCORDANCE WITH THEIR JUDGMENT.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF PROPOSALS 1, 2 AND 3.

Proposal 1. Election of Directors:

        NOMINEES:  James W. Stevens and Frederick B. Whittemore.
                   (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "For All Except" box and write that nominee's name in the space provided below.)

        For      Withhold      For All
        All         All         Except
        / /         / /          / /     -------------------------------------

                                   (Continued and to be signed on reverse side.)

Proposal 2. Ratification of the appointment of Price Waterhouse LLP as the Company's independent auditors for the year ending December 31, 1997.

        For       Against      Abstain
        / /         / /          / /

Proposal 3. Approval of Amendment to the Company's Restated Certificate of
            Incorporation to change the Company's name from "Financial Services Acquisition Corporation" to such new name as the Board of Directors determines and timely informs stockholders of prior to the Annual Meeting.

        For       Against      Abstain
        / /         / /          / /

I PLAN TO ATTEND THE ANNUAL MEETING  / /

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW  / /     IF NO BOXES ARE MARKED, THIS PROXY
                                                     WILL BE VOTED IN THE MANNER
                                                     DESCRIBED ON THE REVERSE SIDE.

                                                     Dated: ______________________, 1997
                                                     Signature: ________________________
                                                     ___________________________________
                                                     NOTE: Please sign exactly as your
                                                           name appears hereon. Joint
                                                           owners should each sign. When
                                                           signing as attorney,
                                                           executor, administrator,
                                                           trustee, or guardian, please
                                                           give your full title as such.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.